EXHIBIT 99.1

CONSENT OF HOULIHAN CAPITAL, LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Forza X1, Inc. as an exhibit to the Registration Statement on Form S-4 as filed by Twin Vee Powercats Co. with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), and we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Houlihan Capital, LLC

By:
Houlihan Capital, LLC
August 23, 2024